UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2023

Coty Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35964	13-3823358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue New York, New York	10118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 389-7300

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	COTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 28, 2023, Coty Inc. (the “Company”), a Delaware corporation, entered into an underwriting agreement (the “Underwriting Agreement”) with Banco Santander, BNP PARIBAS, Citigroup Global Markets Europe AG, Citigroup Global Markets Inc. and Crédit Agricole Corporate and Investment Bank, as representatives of the several underwriters named in Schedule II thereto (collectively, the “Underwriters”), to issue and sell 33,000,000 shares of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”), at a public offering price of $10.80 (or €10.28) per share based on an exchange rate of $1.0509 per Euro (the “Pricing USD-EUR Exchange Rate”) in a global offering (the “Offering”). The Offering was made to the public in the United States and on a private placement basis outside of the United States, including in the European Economic Area to qualified investors as defined in Article 2(e) of Regulation (EU) N° 2017/1129 of 14 June 2017, as amended.

After deducting underwriting commissions and fees and estimated offering expenses the Company expects the net proceeds of the Offering to be approximately $341 (€324) million based on the Pricing USD-EUR Exchange Rate. The Company intends to use the net proceeds from the Offering primarily to retire principal amount of outstanding debt. Other uses include general corporate purposes, such as strategic investments in its business, working capital and capital expenditures. The Offering closed on October 2, 2023.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, customary conditions to closing, obligations of the parties and termination provisions. The foregoing description is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Pursuant to the Underwriting Agreement, the Company has agreed that, subject to certain exceptions, it will not, without the prior written consent of the representatives of the Underwriters for a period of 180 days after the date of the final prospectus for the Offering, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, any other shares of Common Stock or any securities convertible into, or exercisable or exchangeable for shares of Common Stock, or publicly announce an intention to effect any such transaction.

The offer and sale of shares of Common Stock sold in the Offering was registered under the Securities Act of 1933, as amended, pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-274683), filed with the Securities and Exchange Commission on September 25, 2023, which became effective on filing, as supplemented by the final prospectus supplement, dated September 28, 2023.

Item 8.01	Other Events.

On September 28, 2023, the Company’s Common Stock (including the shares of Common Stock sold in the Offering) was admitted for listing and trading on the professional segment of the regulated market of Euronext Paris following approval by the Autorité des marchés financiers. The Common Stock began trading on Euronext Paris on September 28, 2023.

Item 9.01	Financial Statements and Exhibits.

The following are filed as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated September 28, 2023, by and between Coty Inc. and Banco Santander, BNP PARIBAS, Citigroup Global Markets Europe AG, Citigroup Global Markets Inc. and Crédit Agricole Corporate and Investment Bank.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the Common Stock.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 filed herewith).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.

By:	/s/ Laurent Mercier
Laurent Mercier
Chief Financial Officer

Date:	October 2, 2023